Exhibit 99.2

Morgan Stanley Smith Barney BHM I, LLC Financial Statements (Unaudited) For the Years Ended December 31, 2010, 2009 and 2008

THE ENCLOSED TRADING COMPANY FINANCIAL STATEMENTS AND FOOTNOTE DISCLOSURE ARE PRESENTED PURSUANT TO REGULATION S-X.

Morgan Stanley Smith Barney BHM I, LLC

Statements of Financial Condition

(Unaudited)

	December 31,
	2010	2009
	$	$
ASSETS

Trading Equity:

Unrestricted cash	158,507,875	142,332,062
Restricted cash	1,734,854	1,941,214

Total cash	160,242,729	144,273,276

Net unrealized gain on open contracts (MS&Co.)	15,322,971	13,390,097
Net unrealized gain (loss) on open contracts (MSIP)	3,077,405	(1,566,285)

Total net unrealized gain on open contracts	18,400,376	11,823,812

Options purchased (premiums paid $4,623,417 and $5,279,519, respectively)	6,144,949	5,109,366

Total Trading Equity	184,788,054	161,206,454

Contributions receivable	31,929,508	893,608
Expense reimbursements	13,347	25,702
Interest receivable (MSSB)	365	—

Total Assets	216,731,274	162,125,764

LIABILITIES AND MEMBERS’ CAPITAL

LIABILITIES

Options written (premiums received $3,883,588 and $4,073,020, respectively)	3,209,454	4,109,332
Accrued incentive fee	2,684,680	983,089
Withdrawals payable	2,035,496	2,950,173
Accrued management fees	132,313	67,131
Accrued administrative fees	16,453	11,748
Interest payable (MSSB)	—	604

Total Liabilities	8,078,396	8,122,077

MEMBERS’ CAPITAL

Non-Managing Members	208,652,878	154,003,687

Total Members’ Capital	208,652,878	154,003,687

Total Liabilities and Members’ Capital	216,731,274	162,125,764

The accompanying notes are an integral part of these financial statements.

2

Morgan Stanley Smith Barney BHM I, LLC

Statements of Operations

(Unaudited)

	For the Years Ended December 31,
	2010	2009	2008
	$	$	$
INVESTMENT INCOME
Interest income (MSSB)	(8,738)	22,591	241,409

EXPENSES
Incentive fees	2,919,946	1,716,583	650,367
Management fees	995,671	640,839	373,663
Brokerage, clearing and transaction fees	409,435	458,046	289,646
Administrative fees	166,341	112,146	65,391

Total Expenses	4,491,393	2,927,614	1,379,067

Expense reimbursements	(262,117)	(350,362)	(247,297)

Net expenses	4,229,276	2,577,252	1,131,770

NET INVESTMENT LOSS	(4,238,014)	(2,554,661)	(890,361)

TRADING RESULTS
Trading profit (loss):
Realized	25,108,664	44,801,226	10,495,780
Net change in unrealized	8,978,695	4,762,579	6,291,114

Total Trading Results	34,087,359	49,563,805	16,786,894

NET INCOME	29,849,345	47,009,144	15,896,533

NET INCOME ALLOCATION
Non-Managing Members	29,849,345	47,009,144	15,896,533

The accompanying notes are an integral part of these financial statements.

3

Morgan Stanley Smith Barney BHM I, LLC

Statements of Changes in Members’ Capital

For the Years Ended December 31, 2010, 2009, and 2008

(Unaudited)

	Managing Member	Non-Managing Members	Total
	$	$	$
Members’ Capital, Initial Contribution, December 31, 2007		6,230,964	6,230,964

Capital Contributions	—	118,631,822	118,631,822

Net Income	—	15,896,533	15,896,533

Capital Withdrawals	—	(29,429,946)	(29,429,946)

Members’ Capital, December 31, 2008	—	111,329,373	111,329,373

Capital Contributions	—	31,912,703	31,912,703

Net Income	—	47,009,144	47,009,144

Capital Withdrawals	—	(36,247,533)	(36,247,533)

Members’ Capital, December 31, 2009	—	154,003,687	154,003,687

Capital Contributions	—	65,608,578	63,065,058

Net Income	—	29,849,345	29,849,345

Capital Withdrawals	—	(40,808,732)	(38,265,212)

Members’ Capital, December 31, 2010	—	208,652,878	208,652,878

The accompanying notes are an integral part of these financial statements.

4

Morgan Stanley Smith Barney BHM I, LLC

Condensed Schedules of Investments

December 31, 2010 and 2009

(Unaudited)

Futures and Forward Contracts	Long Unrealized Gain	Percentage of Members’ Capital		Short Unrealized Gain/(Loss)	Percentage of Members’ Capital	Net Unrealized Gain/(Loss)
	$	%		$	%	$
December 31, 2010, Members’ Capital: $208,652,878
Commodity	22,729,993	10.89	*	(4,371,821)	(2.10)	18,358,172
Equity	3,128	—		—	—	3,128
Foreign currency	374,853	0.18		(148,064)	(0.07)	226,789
Interest rate	177,145	0.09		372,841	0.18	549,986

Grand Total:	23,285,119	11.16		(4,147,044)	(1.99)	19,138,075

Unrealized Currency Loss					(0.35)	(737,699)

Total Net Unrealized Gain on Open Contracts						18,400,376

Option Contracts	Fair Value	Percentage of Members’ Capital
	$	%
Options purchased on Futures Contracts	6,144,949	2.95
Options purchased on Forward Contracts	—	—
Options written on Futures Contracts	(3,209,454)	(1.54)
Options written on Forward Contracts	—	—

Futures and Forward Contracts	Long Unrealized Gain/(Loss)	Percentage of Members’ Capital		Short Unrealized Gain/(Loss)	Percentage of Members’ Capital	Net Unrealized Gain
	$	%		$	%	$
December 31, 2009, Members’ Capital: $154,003,687
Commodity	13,188,382	8.56	*	(5,430,976)	(3.52)	7,757,406
Equity	20,790	0.01		—	—	20,790
Foreign currency	64,622	0.04		14,289	0.01	78,911
Interest rate	(137,073)	(0.09)		3,626,264	2.36	3,489,191

Grand Total:	13,136,721	8.52		(1,790,423)	(1.15)	11,346,298

Unrealized Currency Gain					0.31	477,514

Total Net Unrealized Gain on Open Contracts						11,823,812

Option Contracts	Fair Value	Percentage of Members’ Capital
	$	%
Options purchased on Futures Contracts	5,109,366	3.32
Options purchased on Forward Contracts	—	—
Options written on Futures Contracts	(4,109,332)	(2.67)
Options written on Forward Contracts	—	—

*	No single contract’s value exceeds 5% of the Members’ Capital.

The accompanying notes are an integral part of these financial statements.

5

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements

(Unaudited)

1. Organization

Morgan Stanley Smith Barney BHM I, LLC (“BHM I, LLC” or the “Trading Company”) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to facilitate investments by Morgan Stanley Smith Barney managed futures funds. The Trading Company commenced operations on August 1, 2007. Ceres Managed Futures LLC (“Ceres”), formerly, Demeter Management LLC (“Demeter”) is the trading manager of the Trading Company. Ceres has retained Blenheim Capital Management (“Blenheim” or the “Trading Advisor”) to engage in the speculative trading of commodities, domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions and futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 5. Financial Instruments) on behalf of the Trading Company. Each member (each investor in the Trading Company, a “Member”) invests all or a portion of its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Blenheim, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (the “CFTC”), which makes investment decisions for the Trading Company. As of December 31, 2010, Managed Futures Profile HV, L.P. (a Delaware limited partnership), Morgan Stanley Smith Barney Spectrum Strategic L.P. (a Delaware limited partnership) and BHM Discretionary Futures Fund L.P. (a Delaware limited partnership) were the Members of the Trading Company.

In 2009, Morgan Stanley and Citigroup Inc. combined certain assets of the Global Wealth Management Group of Morgan Stanley & Co. Incorporated, including Demeter and the Smith Barney division of Citigroup Global Markets Inc., into a new joint venture, Morgan Stanley Smith Barney Holdings LLC (“MSSBH”). As part of that transaction, Ceres and Demeter were contributed to MSSBH, and each became a wholly-owned subsidiary of MSSBH.

Effective December 1, 2010, MSSBH, together with the unanimous support of the Boards of Directors of Demeter and Ceres, has combined the assets and operations of Demeter and Ceres into a single commodity pool operator, Ceres. Ceres will continue to be wholly-owned by MSSBH and will act as the trading manager for the Trading Company.

The non-clearing commodity broker for the Trading Company is MSSB as of May 1, 2010. The clearing commodity brokers for the Trading Company are Morgan Stanley & Co. Incorporated (“MS&Co.”) and Morgan Stanley & Co. International plc (“MSIP”). MS&Co. also acts as the counterparty on all trading of the foreign currency forward contracts. Morgan Stanley Capital Group Inc. (“MSCG”) acts as the counterparty on all trading of the options on foreign currency forward contracts. MS&Co. and its affiliates act as the custodians of the Trading Company’s assets. MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

1. Organization (cont’d)

Prior to June 1, 2009, Demeter was a wholly-owned subsidiary of Morgan Stanley.

Effective October 1, 2009, Demeter changed the name of Morgan Stanley Managed Futures BHM I, LLC to Morgan Stanley Smith Barney BHM I, LLC. The name change did not have any impact on the operation of the Trading Company or its Members.

2. Summary of Significant Accounting Policies

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

Valuation – Futures Interests are open commitments until the settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts. The resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. The fair value of exchange-traded futures, options and forwards contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input, the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.

The Trading Company may buy or write put and call options through listed exchanges and the over-the-counter market. The buyer of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specified quantity of a specific Futures Interest on the underlying asset at a specified price prior to or on a specified expiration date. The writer of an option is exposed to the risk of loss if the fair value of the Futures Interest on the underlying asset declines (in the case of a put option) or increases (in the case of a call option). The writer of an option can never profit by more than the premium paid by the buyer but can potentially lose an unlimited amount.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

2. Summary of Significant Accounting Policies (cont’d)

Premiums received/premiums paid from writing/purchasing options are recorded as liabilities/assets on the Statements of Financial Condition and are subsequently adjusted to fair values. The difference between the fair value of the option and the premiums received/premiums paid is treated as an unrealized gain or loss

Revenue Recognition – Monthly, MSSB credits the Trading Company with interest income on 100% of its average daily funds held at MSSB. Assets deposited with MS&Co. as margin will be credited with interest income at a rate approximately equivalent to what MS&Co. pays or charges other customers on such assets deposited as margin. Assets not deposited as margin with MS&Co. will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. For purposes of such interest payments, net assets do not include monies owed to the Trading Company on Futures Interests. MSSB and MS&Co. will retain any excess interest not paid to the Trading Company.

Fair Value of Financial Instruments – The fair value of the Trading Company’s assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or the “Codification”), approximates the carrying amount presented in the Statements of Financial Condition.

Foreign Currency Translation – The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Members’ Capital – The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities of the Trading Company (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with U.S. GAAP.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

2. Summary of Significant Accounting Policies (cont’d)

Trading Equity – The Trading Company’s asset “Trading Equity,” reflected on the Statements of Financial Condition, consists of (a) cash on deposit with MSSB, MS&Co., and MSIP to be used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are valued at fair value and calculated as the difference between original contract value and fair value; and, if any, (c) options purchased at fair value. Options written at fair value, if any, are recorded in “Liabilities.”

The Trading Company, in its normal course of business, enters into various contracts with MSSB, MS&Co., and MSIP acting as its commodity brokers. Pursuant to brokerage agreements with MSSB, MS&Co., and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis on the Trading Company’s Statements of Financial Condition.

The Trading Company has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of the master netting agreement with MS&Co., as the counterparty on such contracts. The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash – The cash held by the Trading Company is on deposit with MSSB, MS&Co., and MSIP in futures interests trading accounts to meet margin requirements as needed. As reflected on the Trading Company’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset losses on offset London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees – The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transactional and clearing fees as they are incurred.

Effective January 1, 2008, Morgan Stanley Smith Barney Spectrum Strategic L.P. (“DWSS”) became a Member of the Trading Company. DWSS pays to MS & Co. a monthly brokerage fee at a flat rate of 1/12 of 6% per month (a 6% annual rate) of the Net Assets of DWSS allocated to Blenheim as of the first day of each month. Such fee includes the brokerage fees that are charged to the Trading Company, therefore, the Trading Company receives monthly expense reimbursements on brokerage fees and other transaction fees and costs incurred during such month, based on the beginning of the month Members’ capital allocation percentage of DWSS in the Trading Company.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

2. Summary of Significant Accounting Policies (cont’d)

Administrative Fee – With respect to Managed Futures Profile HV L.P.’s investment into the Trading Company, the Trading Company accrues and pays Ceres a monthly fee to cover all administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of the Trading Company attributable to Managed Futures Profile HV L.P.

The DWSS and BHM Discretionary Futures Fund L.P. investments into the Trading Company do not pay any administrative fee to Ceres, as that is handled at the partnership level.

Capital Contributions – Capital contributions by the Members may be made monthly pending Ceres’ approval. Such capital contributions will increase each Member’s pro rata share of the Trading Company’s Members’ Capital.

Capital Withdrawals – Each Member may withdraw all or a portion of its capital as of the last business day of the month. The request for withdrawal must be received in writing by Ceres at least three business days prior to the end of such month. Such capital withdrawals will decrease each Member’s pro rata share of the Trading Company’s Members’ Capital. Ceres may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Distributions – Distributions, other than capital withdrawals, are made on a pro rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Trading Company’s profits.

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of the Trading Company’s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

The guidance issued by the FASB on income taxes clarifies the accounting for uncertainty in income taxes recognized in a Trading Company’s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The Trading Company has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements as of December 31, 2010. If applicable, the Trading Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Operations. Generally, 2008 through 2010 tax years remain subject to examination by U.S. federal and most state tax authorities.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

2. Summary of Significant Accounting Policies (cont’d)

Dissolution of the Trading Company – The Trading Company shall be dissolved upon the first of the following events to occur:

(1)	The sole determination of Ceres;

(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or

(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

Other Pronouncements

(a)	Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

In June 2009, the FASB issued accounting guidance to establish the FASB Codification. ASC established the exclusive authoritative reference for accounting principles generally accepted in the United States of America for use in financial statements except for Securities and Exchange Commission (“SEC”) rules and interpretive releases, which are also authoritative U.S. GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. The Codification became the single source of authoritative U.S. GAAP and is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

(b)	Fair Value Measurements

In April 2009, the FASB issued additional guidance relating to Fair Value Measurements for determining fair value and requires new disclosures regarding the categories of fair value instruments, as well as the inputs and valuation techniques utilized to determine fair value and any changes to the inputs and valuation techniques during the period. It is effective for the interim and annual periods ending after June 15, 2009 and the adoption did not have a material impact on the Partnership’s financial statements.

(c)	Financial Instruments

In April 2009, the FASB issued new guidance that requires fair value disclosures of financial instruments on a quarterly basis, as well as new disclosures regarding the methodology and significant assumptions underlying the fair value measures and any changes to the methodology and assumptions during the reporting period. This guidance is effective for the interim and annual periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on the Partnership’s financial statements.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

2. Summary of Significant Accounting Policies (cont’d)

Other Pronouncements (cont’d)

(d)	Subsequent Events

In May 2009, the FASB issued accounting guidance to establish general standards of accounting for a disclosure of events that occur after the balance sheet date but before financial statements are issued. In February 2010, the FASB issued Accounting Standards Update, Subsequent Events – Amendments to Certain Recognition and Disclosures Requirements which was effective immediately, and amends the previous guidance on subsequent events and no longer requires SEC filers to disclose the date through which subsequent events have been evaluated. Management performed its evaluation of subsequent events and has determined that there were no subsequent events requiring adjustment in the financial statements.

(e)	Improving Disclosures about Fair Value Measurements

In January 2010, the FASB issued guidance, which, among other things, amends fair value measurements and disclosures to require entities to separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and which clarifies existing disclosure requirements regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy. This guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this guidance did not have a material impact on the Partnership’s financial statements.

(f)	Consolidation of Variable Interest Entities

In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for variable interest entities. It contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. It also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded. This amendment is effective for annual periods beginning November 15, 2009, and interim periods thereafter. Effective February 25, 2010, the FASB has decided to indefinitely defer the application of this amendment for certain entities. Management believes that the Partnership meets the criteria for the indefinite deferral of the application of this guidance.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

Other Pronouncements (cont’d)

(g)	Statement of Cash Flows

The Partnership is not required to provide a Statement of Cash Flows as permitted by ASC 230.

3. Related Party Transactions

The Trading Company’s cash is on deposit with MSSB, MS&Co., and MSIP in futures interests trading accounts to meet margin requirements as needed. MSSB pays interest on these funds as described in Note 2. The Trading Company pays brokerage, clearing, and transaction fees to MS&Co. as described in Note 2. The Trading Company pays the Administrative Fee to Ceres as described in Note 2.

4. Trading Advisor

Ceres retains Blenheim to make all trading decisions for the Trading Company.

Fees paid to Blenheim by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fee – The Trading Company accrues and pays Blenheim a monthly management fee based on a percentage of Members’ Capital as described in the advisory agreement among the Trading Company, Ceres, and Blenheim.

Incentive Fee – The Trading Company pays Blenheim a quarterly incentive fee equal to a certain percentage of the New Trading Profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted. When Blenheim experiences losses with respect to the Members’ Capital as of the end of a calendar quarter, Blenheim must recover such losses before it is eligible for an incentive fee in the future. Losses are reduced for capital withdrawn from the Trading Company.

The DWSS investment into the Trading Company does not pay any management or incentive fees to Blenheim as those are handled at the DWSS partnership level.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

5. Financial Instruments

The Trading Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. The fair value of off-exchange-traded contracts is based on the fair value quoted by the counterparty.

The exchange-traded contracts are accounted for on a trade-date basis and fair-valued on a daily basis. The off-exchange-traded contracts are monthly fair valued.

The Trading Company accounts for its derivative investments as required by the Derivatives and Hedging as required by the FASB ASC. A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

(1)	a) One or more underlyings and b) notional amounts or payment provisions or both;

(2)	Requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response relative to changes in market factors; and

(3)	Terms that require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

5. Financial Instruments (cont’d)

The net unrealized gains on open contracts at December 31, reported as a component of “Trading Equity” on the Statements of Financial Condition, and their longest contract maturities were as follows:

	Net Unrealized Gains on Open Contracts			Longest Maturities
Year	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
	$	$	$

2010	18,185,249	215,127	18,400,376	Dec. 2013	Nov. 2011

2009	11,754,820	68,992	11,823,812	Dec. 2013	Dec. 2010

6. Investment Risk

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty risk.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invests make the Members’ investments volatile. If Blenheim incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although Blenheim will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

6. Investment Risk (cont’d)

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk because MS&Co., MSIP, and/or MSCG act as the commodity brokers and/or the counterparties with respect to most of the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co. The Trading Company had assets on deposit with MS&Co. and MSIP, each acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $178,427,978 and $156,028,096 at December 31, 2010 and 2009, respectively. With respect to those off-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. With respect to those off-exchange-traded forward currency options contracts, the Trading Company is at risk to the ability of MSCG, the sole counterparty on all such contracts, to perform. The Trading Company has a netting agreement with each counterparty. These agreements, which seek to reduce both the Trading Company’s and the counterparties’ exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company’s credit risk in the event of MS&Co.’s or MSCG’s bankruptcy or insolvency.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

7. Derivatives and Hedging

The Trading Company’s objective is to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where they feel the best profit opportunities exist for their trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures. In regards to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

The following tables summarizes the valuation of the Trading Company’s investments as required by the disclosures about Derivatives and Hedging as of December 31, 2010 and 2009, respectively.

The Effect of Trading Activities on the Statements of Financial Condition as of December 31, 2010 and 2009:

December 31, 2010

Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$

Commodity	22,894,997	(165,004)	2,332,149	(6,703,970)	18,358,172	2,653
Equity	3,128	—	—	—	3,128	25
Foreign currency	380,069	(5,216)	—	(148,064)	226,789	452
Interest rate	206,346	(29,201)	697,388	(324,547)	549,986	1,016

Total	23,484,540	(199,421)	3,029,537	(7,176,581)	19,138,075

Unrealized currency loss					(737,699)

Total net unrealized gain on open contracts					18,400,376

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

7. Derivatives and Hedging (cont’d)

		Average number of contracts outstanding for the year (absolute quantity
Option Contracts at Fair Value	$

Options purchased	6,144,949	1,575
Options written	(3,209,454)	1,152

December 31, 2009

Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain	*Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$

Commodity	19,114,386	(5,926,004)	5,606,408	(11,037,384)	7,757,406	5,668
Equity	20,790	—	—	—	20,790	21
Foreign currency	96,802	(32,180)	32,637	(18,348)	78,911	108
Interest rate	5,923	(142,996)	3,684,651	(58,387)	3,489,191	2,041

Total	19,237,901	(6,101,180)	9,323,696	(11,114,119)	11,346,298

Unrealized currency gain					477,514

Total net unrealized gain on open contracts					11,823,812

		*Average number of outstanding contracts (absolute quantity
Option Contracts at Fair Value	$

Options purchased	5,109,366	1,548
Options written	(4,109,332)	1,399

*	These amounts have been reclassified from the December 31, 2009 prior year financial statements to conform to the current year presentation.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

7. Derivatives and Hedging (cont’d)

The following tables summarize the net trading results of the Trading Company for the years ended December 31, 2010 and 2009, respectively, as required by the disclosures about Derivatives and Hedging.

The Effect of Trading Activities on the Statements of Operations for the year ended December 31, 2010 included in Total Trading Results:

Type of Instrument	$

Commodity	38,142,459
Equity	464,096
Foreign currency	1,965,064
Interest rate	(5,269,047)
Unrealized currency loss	(1,215,213)

Total	34,087,359

Line Items on the Statements of Operations for the year ended December 31, 2010:

Trading Results	$

Realized	25,108,664
Net change in unrealized	8,978,695

Total Trading Results	34,087,359

The Effect of Trading Activities on the Statements of Operations for the year ended December 31, 2009 included in Total Trading Results:

Type of Instrument	$

Commodity	39,508,583
Foreign currency	(336,641)
Equity	834,168
Interest rate	8,302,714
Unrealized currency gain	1,254,981

Total	49,563,805

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

7. Derivatives and Hedging (cont’d)

Line Items on the Statements of Operations for the year ended December 31, 2009:

Trading Results	$

Realized	44,801,226
Net change in unrealized	4,762,579

Total Trading Results	49,563,805

8. Fair Value Measurements and Disclosures

Financial instruments are carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Assets and liabilities carried at fair value are classified and disclosed in the following three levels: Level 1 – unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 – inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including quoted prices for similar investments, interest rates, credit risk); and Level 3 – unobservable inputs for the asset or liability (including the Trading Company’s own assumptions used in determining the fair value of investments).

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Trading Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Trading Company’s assets and liabilities measured at fair value on a recurring basis are summarized in the following tables by the type of inputs applicable to the fair value measurements.

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

8. Fair Value Measurements and Disclosures (cont’d)

December 31, 2010

	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$

Assets
Net unrealized gain on open contracts	18,185,249	215,127	n/a	18,400,376
Options purchased	6,144,949	—	n/a	6,144,949

Liabilities
Options written	3,209,454	—	n/a	3,209,454

December 31, 2009

	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$

Assets
Net unrealized gain on open contracts	11,754,820	68,992	n/a	11,823,812
Options purchased	5,109,366	—	n/a	5,109,366

Liabilities
Options written	4,109,332	—	n/a	4,109,332

Morgan Stanley Smith Barney BHM I, LLC

Notes to Financial Statements (continued)

(Unaudited)

9. Financial Highlights

	For the Years Ended December 31,
	2010	2009	2008

RATIOS TO AVERAGE MEMBERS’ CAPITAL: (1)
Net Investment Loss	(3.10)%	(1.89)%	(0.70)%
Expenses before Incentive Fees	0.96%	0.64%	0.38%
Expenses after Incentive Fees	3.09%	1.91%	0.88%
Net Income	21.81%	34.79%	12.43%

TOTAL RETURN BEFORE INCENTIVE FEES	23.09%	41.99%	18.12%
TOTAL RETURN AFTER INCENTIVE FEES	20.96%	40.35%	17.52%

INCEPTION-TO-DATE RETURN	111.90%
COMPOUND ANNUALIZED RETURN	24.56%

(1)	The calculation is based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.